UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
September 13, 2016

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of Incorporation) 400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana (Address of principal executive offices)	72-1440714 (I.R.S. Employer Identification No.) 70508 (Zip code)

Commission File Number: 001-32681

Registrant’s telephone number, including area code: (337) 232-7028

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
On September 13, 2016, PetroQuest Energy, Inc. issued a press release announcing (a) the entry into an amendment to the support agreements in favor of its private offers to eligible holders to exchange its outstanding 10% Senior Notes due 2017 (the “2017 Notes”), issued under an indenture, and its outstanding 10% Second Lien Senior Secured Notes due 2021 (the “2021 Notes” and together with the 2017 Notes, the “Old Notes”), also issued under an indenture, for up to (i) $280.295 million aggregate principal amount of its newly issued 10% Second Lien Senior Secured PIK Notes due 2021, and (ii) 3,517,000 shares of its common stock, and the related solicitation of consents from holders of the 2021 Notes to certain proposed amendments to the indenture governing the 2021 Notes and the registration rights agreement with respect to the 2021 Notes, all on the terms and subject to the conditions set forth in a Confidential Information Memorandum and Consent Solicitation Statement and related letter of transmittal and consent, each dated as of August 25, 2016, (b) the waiver of the minimum tender condition to the exchange offers and consent solicitation and (c) an amendment to its previously announced commitment letter for a $50 million four-year multi-draw term loan facility reducing the minimum required percentage of Old Notes exchanged in the private exchange offers from 87% to 85.9%. A copy of the press release is filed herewith as Exhibit 99.1 and incorporated by reference in this current report.

This filing shall not constitute an offer to buy, nor shall there be any sale of these securities, in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 9.01 Financial Statements and Exhibits.
Exhibit Number            Description of Exhibit

99.1	Press Release dated September 13, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 13, 2016
PETROQUEST ENERGY, INC.

/s/ J. Bond Clement
J. Bond Clement
Executive Vice President,
Chief Financial Officer and Treasurer